Exhibit 10.1
September 27, 2024
Michael Waters
Via e-mail

Dear Michael:
This letter agreement, (together with the attachments, the “Agreement”), reflects our mutual understanding with respect to your future services and expected separation from Teladoc Health, Inc., a Delaware corporation (the “Company” or “we”) and sets forth the payments and benefits that you will be eligible to receive under this Agreement.
1.    Separation. As of the date hereof, we hereby acknowledge your intent to resign on the close of business on December 31, 2024 (the “Separation Date”), with great thanks for your valuable contributions to the Company to date. You and the Company agree that you intend to continue to be employed and will provide agreed upon reasonable transition services to the Company through the Separation Date (the “Transition Period”). During the Transition Period, you may engage in outside business activities with non-competitive entities so long as they do not materially interfere with the performance of your duties or pose a conflict of interest; provided that for so long as you remain employed by the Company you shall be subject to the Company’s Code of Business Conduct and Ethics, Related-Party Transaction Policy and other relevant policies, as reasonably administered by the Company in a manner consistent with past practice, and provided, further that during the Transition Period, the Company shall not object to you joining the board of any portfolio company of Morningside Technology Advisory, LLC. On the Separation Date, your employment with the Company will terminate in all capacities and you will cease to serve the Company as its Chief Operating Officer. You and the Company will mutually agree on all internal and external announcements regarding your departure.
2.    Base Salary and Benefits Through and After the Separation Date.
a.    Through the Transition Period you will continue to receive your current annual salary on the Company’s regular payroll days and participate in the Company’s benefits at your current level of coverage and continue to vest in your equity grants pursuant to the terms of the applicable award agreements. For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, if the Company terminates your employment prior to December 31, 2024 (other than due to a material breach of this Agreement which has not been cured within 10 business days of written notice from the Company to you detailing the breach), the Company shall continue to pay you all compensation and benefits under this Agreement (including under this Section 2(a), 2(b), 3 and 4) as if your employment ended December 31, 2024. For the avoidance of doubt, during the Transition Period, nothing herein shall operate to prohibit you from receiving any severance benefits you are entitled to under the Teladoc Health, Inc. Level 14 Severance Plan (the “Severance Plan”), as amended by the relevant provisions of your Employment Agreement (as defined below), in the context of a

Change of Control (as such term is defined in the Severance Plan) or other corporate transaction.
b.    Subject to your continued employment, consistent with the terms of this Agreement, through the Separation Date, for a period of nine (9) months following the Separation Date: (a) you will be entitled to receive continued base salary at your current annual salary rate, paid in accordance with the Company’s payroll practices in the ordinary course and (b) the Company shall pay the COBRA premiums necessary to continue your and your covered dependents’ health insurance coverage in effect as of the Separation Date, provided that you timely elect continued coverage under COBRA for you or yourself and your covered dependents under the Company’s group health (medical, dental or vision) plans following the Separation Date, .
3.    2024 Bonus. Subject to your continued employment, consistent with the terms of this Agreement, through the Separation Date, you will be entitled to receive your annual cash incentive bonus for the performance year ending December 31, 2024 (the “Bonus”), based on actual performance as determined by the Board of Directors of the Company (the “Board”) or its designee, paid in cash within ten (10) days of the Company’s reasonable ability to determine it, in no event later than March 15, 2025.
4.    Treatment of Equity.
a.    You acknowledge that you will not be eligible to receive additional Company equity grants in 2024 or subsequent years.
b.    Provided that (i) you remain an employee of the Company through the Separation Date (except as set forth above in Section 2(a) in which event you remain entitled to these payments and benefits set forth in this Section 4(b)), (ii) you execute the General Release Agreement set forth as Appendix A hereto (the “General Release”) within 21 days hereof, and you do not revoke the General Release within seven days of execution, and (iii) you execute the Reaffirmation Page set forth as Appendix B hereto (the “Reaffirmation Page”) on or within 21 days after the Separation Date, all unvested equity or equity-based awards granted to you under any equity compensation plans of the Company that were scheduled to vest within nine (9) months after the Separation Date will immediately become vested as to time, with any such awards that are subject to performance-based vesting conditions remaining eligible to vest to the extent such performance conditions are satisfied during that 9-month period (the “Equity Vesting Acceleration Benefit”); provided that nothing herein shall operate to extend the term, if any, of an award beyond the final expiration date provided in the applicable award agreement or prohibit the award from being treated in substantially the same manner as awards held by the Company’s other senior executives in the context of a Change of Control (as such term is defined in the applicable award agreement) or other corporate transaction. You acknowledge and agree that the list of your outstanding equity grants that are eligible for vesting following the Separation Date (subject to performance conditions if applicable) is set forth on Schedule I. Except as provided in this paragraph, all unvested equity grants will be forfeited as of the Separation Date. Notwithstanding anything herein to the contrary, all equity grants (whether currently vested or that will become vested as outlined in this paragraph) shall be governed by the relevant terms of the award agreements and the equity incentive plan or plans under which such grants were issued, except as necessary to take into account modifications made by this paragraph.
You hereby acknowledge that under the original terms of the applicable award agreements, you would not be entitled to such equity acceleration and that such benefits are in consideration for and conditioned upon your compliance in all material respects with the provisions of Sections 7, 9, 10, 11 and 12 of this Agreement.
5.    Forfeiture. In the event of your material breach of the provisions of Sections 7, 9, 10, 11 and/or 12 of this Agreement at any time, you will forfeit all remaining amounts owed to you under Sections 2(b), 3 (the “Forfeiture Penalty”); provided, however, that the Forfeiture Penalty shall not be the exclusive remedy for any and all material breaches by you of Sections 7, 9, 10, 11 and/or 12.

6.    Additional Benefits; Release; Reaffirmation Page. You acknowledge and agree that certain payments and benefits described herein are in excess of the total payments and benefits that you would otherwise be eligible to receive upon your termination of employment, absent this Agreement. In order to induce the Company to enter into this Agreement to provide you these additional benefits, you will (a) sign the General Release as set forth as Appendix A hereto, within 21 days of receipt, (b) not revoke such General Release within the seven-day period as set forth in the General Release and (c) on the Separation Date, or within 21 days thereafter, sign the Reaffirmation Page as set forth as Appendix B hereto and not timely revoke the Reaffirmation Page within the seven-day period as set forth in the General Release. In addition to your execution and non-revocation of the General Release and Reaffirmation Page, as applicable, your continuing entitlement to the payments and benefits described in this Agreement is subject to your continuing compliance in all material respects with the provisions of Sections 7, 9, 10, 11 and 12 of this Agreement as set forth in Section 5 above. You hereby acknowledge that, except as otherwise specifically provided in this Agreement, you will not be entitled to any cash or non-cash consideration or other benefits of any kind from the Company, including any payments or benefits to which you may have been entitled under any of the Company’s equity compensation plans and related award agreements or any other agreement with the Company or any severance plan, policy or agreement of the Company. The Company also agrees that it shall timely execute and deliver the Release and the Reaffirmation Page within the same deadlines applicable to you.

7.    Confidential Information; Assignment of Inventions.
a.    You understand and agree that you remain subject to the covenants set forth in Sections 9 and 10 of the Executive Employment Agreement between you and the Company, dated as of July 15, 2022 (the “Employment Agreement”) and the Confidentiality Agreement by and between the Company and you, dated as of June 16, 2022 (the “Confidentiality Agreement”).
8.    Employee Protections.
a.    Notwithstanding anything to the contrary contained herein or in any other confidentiality provision or agreement to which you may become subject to as a result of your employment with the Company, nothing in this Agreement or otherwise limits your ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (each, a “Government Agency”) regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against you for any of the foregoing activities, and nothing in this Agreement requires you to waive any monetary award or other payment that you might become entitled to from the SEC or any other Government Agency. Nothing in this agreement precludes you from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency; provided, however, once this Agreement becomes effective, you will not be entitled to receive a monetary award or any other form of personal relief from the Company in connection with any such charge or complaint that you file or is filed on your behalf. Notwithstanding anything to the contrary herein, the Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by the privilege.
b.    Pursuant to the Defend Trade Secrets Act of 2016, you will not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (x) file any document containing the trade secret under seal and (y) do not disclose the trade secret, except pursuant to court order. Further, in the event that disclosure of Confidential Information was not done in good faith pursuant to the above, you may be subject to substantial damages, including punitive damages and attorneys’ fees.
9.    Mutual Non-Disparagement. You and the Company acknowledge and agree that the non-disparagement provision set forth in Section 11 of your Employment Agreement shall remain in full force and effect pursuant to the applicable terms of such provision following the Separation Date. Likewise, the Company shall not at any time, and shall instruct all employees at the salary grade level 13 and above to not, in any way, undertake to disparage, demean, or cast in a false, misleading or negative light, you, or in any other way publish negative statements about you or exhibit an attitude of hostility toward you. This provision shall not preclude either party (or the applicable employee) from (i) providing truthful testimony in response to legal process and (ii) correcting false or misleading statements made about you by the Company or any of its officers or directors on one hand, or correcting false or misleading statements made by you about the Company or any of its subsidiaries and their respective directors, officers and executives on the other.
10.    Non-Competition. Provided that the Company complies with its obligations in this Agreement, you agree that during the period between the date of this Agreement and nine (9) months following the Separation Date (the “Restricted Period”), you will not, without the prior written consent of the Board, directly or indirectly, and whether as a principal, investor, employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on, own, manage, operate, participate in or be employed or engaged by, a Competing Business (as defined below) in any jurisdiction in which the Company is then engaged, or at any time during such period becomes or became engaged; provided, however, that nothing herein will limit your right to (a) be employed or engaged by a separate division or operating unit (a “Division”) of a multi-divisional business or enterprise that had at least $100 million in revenue for the last completed fiscal year (such business or enterprise, a “Permitted Enterprise”) if (x) the Division in which you are employed or engaged does not design, develop, distribute, support, market, consult on, license, or sell products or services in the Competing Business, (y) you do not provide services, directly or indirectly, to any other division or operating unit of such Permitted Enterprise that designs, develops, distributes, supports, markets, consults on, licenses, or sells products or services in the Competing Business (such division or operating unit, a “Competitive Division”) and (z) the Competitive Divisions of the Permitted Enterprise, in the aggregate, accounted for less than 20% of the Permitted Enterprise’s consolidated revenues for the last completed fiscal year, and each subsequent quarterly period, prior to your employment or engagement by the Division; (b) have beneficial ownership in, or become employed or engaged by, a private debt, venture capital or private equity investment fund that invests in any portfolio company that engages in a Competing Business so long as you do not have the ability to control or exercise any managerial influence over such portfolio company that engages in a Competing Business; (c) own not more than 1% of the debt or equity securities of any business organization that is then filing reports with the Securities and Exchange

Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, (d) look for employment or other engagement or (e) enter into any employment or similar agreement; provided that your employment or other engagement in a Competing Business does not commence during the Restricted Period. For purposes of this Agreement, “Competing Business” means any business that is operating in digital health that provides any of the following products or services: (i) virtual urgent or primary care; (ii) virtual behavioral health; (iii) platforms or networked devices for hospital and health systems to provide virtual care; or (iv) chronic condition management. Notwithstanding the foregoing, nothing herein shall prohibit you from acting as a board member or non-employee paid advisor, during the Restricted Period, to a digital health company that had no greater than $250 million in revenue for the last completed fiscal year, provided that you comply with your obligations under Sections 7, 11 and 12 hereunder, which for the avoidance of doubt shall include the covenants set forth in Sections 9 and 10 of the Employment Agreement and the Confidentiality Agreement, provided, further that you may acquire equity in any such company that you act as a board member or non-employee paid advisor to, pursuant to this sentence.
11.    Non-Solicit. You agree that during the between the date of this Agreement and nine (9) months following the Separation Date (the “Non-Solicit Period”), you will not directly or indirectly solicit, induce, or encourage any management-level employee of the Company to terminate his or her employment, consulting or other provision of services to the Company. For purposes of this Agreement, “management-level employee” means any employee designated as Vice President and above.
12.    Non-Inducement and Non-Interference. You agree that during the Non-Solicit Period, you will not knowingly and intentionally induce or attempt to induce any customer, client, supplier, licensee or other business relationship of the Company to cease doing or reduce their business with the Company.
13.    Termination. Upon the termination of your employment for any reason, the Company shall pay to you (i) all earned but unpaid base salary through such date of termination; (ii) all accrued but unused vacation as of such date of termination; (iii) reimbursement for all business expenses that you incurred during your employment with the Company in accordance with the Company’s expense reimbursement policy; and (iv) any vested employee benefits in accordance with the terms and conditions with the applicable Company benefit plan or arrangement.
14.    Indemnification Agreement. The Company shall comply with the terms of the Indemnification Agreement, dated July 25, 2022, between the Company and you (the “Indemnification Agreement”), which shall remain in full force and effect following the execution of this Agreement and shall survive the termination of your employment for any reason.
15.    Governing Law; Jurisdiction and Venue. This Agreement, for all purposes, will be construed in accordance with the laws of New York without regard to conflicts-of-law principles. Any action or proceeding by either you or the Company to enforce this

Agreement will be brought only in any state or federal court located in the State of New York, County of Westchester. You and the Company hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
16.    Notices. All notices, requests and other communications under this Agreement, the General Release and the Reaffirmation Page will be in writing (including facsimile, Adobe Sign or similar writing) to the applicable address (or to such other address as to which notice is given in accordance with this Section 16).
If to you:    Michael Waters
[____________]
With a copy to:    Becker, Glynn, Muffly, Chassin & Holinski LLP
299 Park Avenue
New York, NY 10171
Attn: Bonnie Klugman
Email: BKlugman@beckerglynn.com
If to the Company:    Teladoc Health, Inc.
2 Manhattanville Road, Suite 203
Purchase, NY 10577
Attn: Adam Vandervoort

Each such notice, request or other communication will be effective only when received by the receiving party; provided, however, that the Company’s obligation to copy your counsel on any notice below shall not qualify as formal notice hereunder.
17.    Transferability.
a.    This Agreement will be binding upon and inure to the benefit of you and the Company and their respective successors, heirs (in your case) and permitted assigns.
b.    No rights or obligations of the Company under this Agreement may be assigned or transferred by it except that such rights and obligations will be automatically assigned or transferred pursuant to a merger, amalgamation, consolidation or other combination in which the Company is not the continuing or resulting entity, or a sale or liquidation of all or substantially all of the Company’s business and assets; provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and expressly assumes the obligations hereunder.

c.    None of your rights or obligations under this Agreement may be assigned or transferred by you other than your rights to compensation and benefits, which may be transferred only by will or by operation of law.
d.    You will be entitled, to the extent permitted under applicable law and applicable plans or programs of the Company, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following your death by giving written notice thereof to the Company. In the event of your death or a judicial determination of your incompetence, references in this Agreement to you will be deemed, where appropriate, to refer to your beneficiary, estate, executor or other legal representative. For the avoidance of doubt, your heirs will receive the payments and benefits set forth in Section 2(b), 3 and 4 in the event of your death.
18.    Counterparts. This Agreement may be executed in counterparts. Signatures delivered by facsimile (including, without limitation, by “pdf”) will be effective for all purposes.
19.    Entire Agreement. This Agreement (along with your equity award agreements (as amended herein) and the Indemnification Agreement) sets forth the entire agreement and understanding relating to your employment relationship with the Company; this Agreement supersedes all prior discussions, negotiations, term sheets, illustrative calculations, proposed arrangements and agreements concerning your employment with the Company and your separation therefrom and may not be amended except by mutual written agreement, executed by you and the Company, that specifically identifies the provisions being amended.
20.    Representations.
a.    The Company represents and warrants that (i) it is fully authorized by action of its Board (and of any other person or body whose action is required) to enter into this Agreement and to perform its obligations under it, (ii) to the best of its knowledge and belief, the execution, delivery and performance of this Agreement by it does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document to which it is a party or by which it is bound and (iii) upon the execution and delivery of this Agreement by you and the Company, this Agreement will be its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally. In the event that the foregoing representation is in any respect false, the Company will promptly and fully indemnify you against any liability, loss, expense or obligation that you incur as a result.
b.    You represent and warrant that (i) to the best of your knowledge and belief, the execution, delivery and performance of this Agreement by you does not violate any applicable law, regulation, order, judgment or decree, (ii) you have (A) been individually represented by independent legal counsel of your own selection in reviewing, negotiating and executing the terms of this Agreement, including the General Release and Reaffirmation Page and (B) engaged such independent legal counsel in accordance with California Labor Code Section 925 with the specific intent with full knowledge and understanding and in reliance on your own judgment and any advice provided by such independent legal counsel to designate the substantive laws of the State of New York as the choice of law to be applied to this Agreement, including the restrictive covenants set forth in Sections 7, 9, 10, 11 and 12, the General Release and the Reaffirmation Page, and to designate the State of New York for venue and jurisdiction, and (iii) upon the execution and delivery of this Agreement by you and the Company, this Agreement will be your valid and binding obligation, enforceable against you in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or laws or principles of equity. In the event that the foregoing representation is false in any respect, you will promptly and fully indemnify the Company against any liability, loss, expense or obligation that the Company incurs as a result.
21.    Miscellaneous
a.    Nothing herein changes the at-will nature of your employment.
b.    No waiver by any person or entity of any breach of any condition or provision contained in this Agreement will be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in a writing signed by the waiving person or entity and must specifically refer to the condition(s) or provision(s) of this Agreement being waived.
c.    The headings of the sections and subsections contained in this Agreement are for convenience only and will not be deemed to control or affect the meaning or construction of any provision of this Agreement.
d.    In the event of any inconsistency between the terms of this Agreement and the terms of any other plan, program, agreement, award document or other arrangement of the Company, the terms of this Agreement will control.
e.    Payments under this Agreement will be subject to applicable withholding taxes, deductions and required employee tax contributions. This Agreement is intended to either comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions. This Agreement shall be construed and interpreted in accordance with such intent. In addition, each payment shall be considered a separate payment for purposes of Section 409A of the Code and any termination of employment under this Agreement shall mean a separation from service as defined in Section 409A of the Code and Treas. Reg. §1.409A-1(h)(1)(ii) (or other similar or successor provision). To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treas. Reg. §1.409A-3(i)(1)(iv) (or any similar or successor provisions). The parties agree to make such other amendments to this Agreement as are necessary to comply with the requirements of Section 409A of the Code if Section 409A of the Code is applicable to this Agreement.
If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service”, and (B) the date of Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this subsection (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation. In no event shall the timing of your execution of a release of claims, directly or indirectly, result in you designating the calendar year of payment, and if a payment that is subject to execution of a release of claims could be made in more than one taxable year, payment shall be made in the later taxable year.
f.    The Company will pay your legal fees incurred in connection the negotiation of this Agreement up to $25,000 within 30 days of the date hereof.

[Signature Page Follows]

Teladoc Health, Inc.
By:    /s/ Adam C. Vandervoort
Title: Chief Legal Officer
Date: September 29, 2024
I HAVE READ THIS LETTER AGREEMENT AND UNDERSTAND ALL OF ITS TERMS. I SIGN AND ENTER THIS LETTER AGREEMENT KNOWINGLY AND VOLUNTARILY, WITH FULL KNOWLEDGE OF WHAT IT MEANS.
Michael Waters
/s/ Michael Waters
Date: September 27, 2024

[Signature Page to Separation Agreement]

APPENDIX A
GENERAL RELEASE
I, Michael Waters, in consideration of and subject to the performance by Teladoc Health, Inc. (the “Company”), of its obligations under the Letter Agreement, by and between me and the Company, dated as of September 27, 2024 (as amended from time to time, the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below, subject to Section 7 of the Agreement. I understand that, in consideration thereof, the Company does hereby release and forever discharge, as of the date hereof, me from any and all claims arising out of, or in connection with, my employment with, or separation from, the Company; provided, however, that nothing in the foregoing shall release me from any claim arising from my violation of the Agreement.
1.    I understand that any payments or benefits paid to me under the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. Such payment or benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company. I also acknowledge and represent that, subject to the Company’s compliance with the provisions of Sections 2, 3, 4, 13 and 14 of the Agreement, I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.
2.    Except as provided in paragraphs 4 and 12 below and except for the provisions of the Agreement which expressly survive during and following the termination of my employment with the Company, I knowingly and voluntarily (for myself, my spouse, and my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counterclaims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns may have, which arise out of or are connected with my employment with, or my separation or termination from the Company (including any allegation, claim or violation arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act) (the “ADEA”); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress or defamation; or any claim for costs, fees or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”); provided, however, that nothing in this General Release releases or waives (i) any right or claim I may have to indemnification, advancement of expenses or insurance coverage under the Indemnification Agreement, the bylaws, articles of incorporation, other corporate governance documents or insurance policies of the Company, or applicable law; (ii) any right or claim I may have to vested employee benefits under the terms and conditions of any Company plan; (iii) any claim or rights arising under the Agreement; or (iv) any claims that arise after the date I sign this General Release.
3.    I represent that I have made no assignment or transfer of any right, claim, demand, cause of action or other matter covered by paragraph 2 above.
4.    I agree that this General Release does not waive or release any rights or claims that I may have under the ADEA which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement will not serve as the basis for any claim or action (including any claim under the ADEA).
5.    I agree that I am waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including reinstatement, back pay, front pay, attorneys’ fees (except as set forth in the Agreement) and any form of injunctive relief. Notwithstanding the foregoing, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding.
6.    In signing this General Release, I acknowledge and intend that it will be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release will be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, this General Release will serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this

General Release. I also agree to hold each of the Released Parties harmless from and to indemnify each of the Released Parties against, any and all damages, including attorneys’ fees and expenses that any of them may suffer on account of any breach of any representation or warranty I make hereunder.
7.    I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of this General Release and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it. Nevertheless, I hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts.
8.    Both parties agree that neither the execution of this General Release, nor the furnishing of the consideration for this General Release, will be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.
9.    I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release other than the validity of the ADEA release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement. For the avoidance of doubt, nothing in this paragraph 9 will prohibit me from enforcing my rights under the Agreement.
10.    I agree to reasonably cooperate (with due regard to my personal and professional commitments) with the Company upon the written request of the Board of Directors and/or Chief Executive Officer of the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party, in each case in accordance with the Agreement, and the Company will reimburse me for any reasonable expenses approved by the Company incurred as a result of such internal investigation, proceeding or dispute, and will comply with the terms of the Indemnification Agreement.
11.    Notwithstanding anything in this General Release to the contrary, this General Release will not relinquish, diminish or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof, including, without limitation, of the Agreement.
12.    Whenever possible, each provision of this General Release will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and this General Release will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:
(a)    I HAVE READ IT CAREFULLY;
(b)    I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING RIGHTS UNDER THE ADEA; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (NOT INCLUDING SUCH RIGHTS AS MAY BE ENFORCEABLE PURSUANT TO MY PARTICIPATION IN A 401(K) PLAN SPONSORED BY THE COMPANY);
(c)    I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
(d)    I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT, AND I HAVE DONE SO;
(e)    I HAVE BEEN GIVEN ALL TIME PERIODS REQUIRED BY LAW TO CONSIDER THIS GENERAL RELEASE, INCLUDING THE 21-DAY PERIOD REQUIRED BY THE ADEA. I UNDERSTAND THAT I MAY EXECUTE THIS GENERAL RELEASE LESS THAN 21 DAYS FROM ITS RECEIPT FROM THE COMPANY, BUT AGREE THAT SUCH EXECUTION WILL REPRESENT MY KNOWING WAIVER OF SUCH 21-DAY CONSIDERATION PERIOD;
(f)    I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS GENERAL RELEASE TO REVOKE IT AND THAT THIS GENERAL RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;
(g)    I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND
(h)    I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

[Signature Page Follows]

As evidenced by the signatures below, Michael Waters and the individual executing this General Release for the Company each certify that he or she has read this General Release and understands and agrees to all of its terms.

By:    /s/ Michael Waters
Michael Waters
September 27, 2024
Date
Teladoc Health, Inc.
By:    /s/ Adam C. Vandervoort
Name: Adam C. Vandervoort
Title: Chief Legal Officer
September 29, 2024
Date

[Signature Page to General Release]

APPENDIX B
REAFFIRMATION PAGE
I, Michael Waters, have confirmed my understanding and agreement to the commitments set forth in the Letter Agreement, by and between me and Teladoc Health, Inc. (the “Company”), dated as of September 27, 2024 (as amended from time to time, the “Agreement”) as of the date of my execution. This page represents my reaffirmation of the commitments set forth in the Agreement and the General Release attached thereto as Appendix A (the “General Release”) as of the date hereof, and I hereby agree that the general release of claims pursuant to General Release will be extended to cover any act, omission or occurrence occurring up to and including the date hereof.
I ratify and reaffirm the commitments set forth in the Agreement:

Michael Waters

Date
The Company hereby confirms its understanding and agreement to the commitments set forth in the Agreement as of the date of execution by the Company below. This page represents the Company’s reaffirmation of its commitments set forth in the Agreement and the General Release as of the date hereof, and the Company hereby agrees that the general release of claims pursuant to the General Release will be extended to cover any act, omission or occurrence occurring up to and including the date hereof.
The Company hereby ratifies and reaffirm the commitments set forth in the Agreement:

Teladoc Health, Inc.
By:    ________________________________
    Name:     __________________________
    Title:

Date:     ___________________________
B-1

Schedule I
Schedule I
Equity Awards Eligible for Vesting Within Nine Months Following the Separation Date

Equity Grant	Grant Date	Vesting Schedule	Number of Shares Eligible for Vesting in 9 months	Vesting and Settlement Date
2022 Initial Hire RSUs	08/01/2022	Vested 1/3 in August 2023, then quarterly through August 2025	33,960	Promptly Following Separation Date
2023 RSUs	03/03/2023	Vested 1/3 in March 2024, then quarterly through March 2026	18,602	Promptly Following Separation Date
2023 PSUs (2023 AEBITDA)	03/03/2023	Vesting 1/3 in March 2024 (based on 2023 performance), then quarterly through March 2026	6,339	Promptly Following Separation Date
2023 PSUs (2024 Revenue)*	03/03/2023	Vesting 2/3 in March 2025 (subject to 2024 performance), then quarterly through March 2026	24,801 (at target; actual between 0% and 200% of target depending on performance)	After performance is determined (March 2025)
2024 RSUs	03/19/2024	Vesting 1/3 in March 2025, then quarterly through March 2027	43,748	Promptly Following Separation Date
2024 PSUs (2024 AEBITDA)*	03/19/2024	Vesting 1/3 in March 2025 (subject to 2024 performance), then quarterly through March 2027	17,498 (at target; actual between 0% and 200% of target depending on performance)	After performance is determined (March 2025)
2024 PSUs (2024 FCF)*	03/19/2024	Vesting 1/3 in March 2025 (subject to 2024 performance), then quarterly through March 2027	4,374 (at target; actual between 0% and 200% of target depending on performance)	After performance is determined (March 2025)

*Vesting and determination of amount of shares that would have vested within 9 months remains subject to achievement of Company performance targets through the end of 2024.